Exhibit 10.1

May 17, 2023

Mr. Laurent C. Therivel

    RE:    Addendum to March 4, 2020 Offer Letter

Dear LT:

As you know, the terms and conditions of your President and Chief Executive Officer (“CEO”) position with United States Cellular Corporation (“USCC”) were outlined in an offer letter dated March 4, 2020 (the “Offer Letter”). Since then, we both have agreed that it would be mutually beneficial to include a provision for equity treatment should your employment with USCC be involuntarily terminated without cause. Accordingly, we hereby amend the Offer Letter to include the following provision with any capitalized terms defined in the Offer Letter if not otherwise defined herein:

Equity Treatment upon Involuntary Termination without Cause:  In the unlikely event that USCC terminates your employment involuntarily without cause (as defined in Exhibit A to the Offer Letter), you will receive pro-rated vesting of the Eligible Equity Awards, effective at the time of your employment termination.  For this purpose, the “Eligible Equity Awards” are your restricted stock unit, performance share unit, phantom stock and other equity awards outstanding at the time your employment terminates, whether granted before or after the date of this addendum; provided, however, that your Initial Accomplishment Award shall not be an Eligible Equity Award.  The portion of each Eligible Equity Award to become vested and nonforfeitable shall be measured by a fraction, of which the numerator is the number of whole months of the original vesting period during which you were employed by USCC, and the denominator is the number of whole months of the original vesting period, with such resulting number of shares reduced by the number of shares subject to such Eligible Equity Award that otherwise had become vested and nonforfeitable prior to the time of the termination, if any.  Any performance measures applicable to the award shall be deemed to have been satisfied at target.  The Eligible Equity Awards, to the extent vested, shall be paid within sixty (60) days following the date of your termination of employment (or at such other date to ensure compliance with applicable law, including section 409A of the Code, as determined by the USCC LTICC).

Notwithstanding the foregoing, the special equity treatment set forth in this section is subject to (i) approval by the USCC LTICC and (ii) your execution (and non-revocation) of a General Release at the time of your termination.

Except as expressly modified by this addendum, the terms of the Offer Letter remain in full force and effect, including that your employment remains at will. Please acknowledge your understanding and agreement to the terms of this addendum by returning it to me signed and dated where indicated.

Very truly yours,

/s/ LeRoy T. Carlson, Jr.	May 22, 2023
LeRoy T. Carlson, Jr.	Date
Chairman

AGREED AND ACCEPTED

/s/ Laurent Therivel	May 17, 2023
Laurent Therivel	Date